EXHIBIT 10.45

SEPARATION AGREEMENT AND RELEASE

     THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into by and between Questcor Pharmaceuticals, Inc. (“Questcor” or the “Company”) and R. Jerald Beers (“Employee”), collectively (the “Parties”), effective as of March 3, 2005 (the “Date of this Agreement”).

     WHEREAS, Employee is employed by the Company; and

     WHEREAS, Employee and the Company desire to terminate the employment relationship on mutually agreed terms.

     For and in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, the Company and Employee agree as follows:

     1.       Termination of Employment. Employee’s employment with the Company is hereby terminated effective as of March 3, 2005 (the “Date of Termination”). Employee understands that they are giving up any right or claim to continuing or future employment with the Company and any benefits or compensation therefrom.

     2.       Compensation and Accrued Vacation. The Company shall pay Employee the sum of: (i) unpaid salary earned by Employee in the amount of $2,711.44 (two thousand seven hundred eleven dollars and forty-four cents), less tax withholding required by law and any additional applicable withholdings or deductions; and (ii) accrued vacation in the amount of $9,557.81 (nine thousand five hundred fifty-seven dollars and eighty-one cents), less tax withholding required by law and any additional applicable withholdings or deductions. Except as set forth herein, Employee acknowledges that she has received all compensation and benefits to which he is entitled through the Date of Termination.

     3.       Severance Payment to Employee and Continuation of Benefits.

               a.       On the Release Effective Date (defined in paragraph 4(c)(6)), or as soon thereafter as administratively practicable, the Company will pay to Employee a severance benefit, at their last effective rate of pay, made on the Company’s regular payroll dates (the “Severance Payments”), consistent with the Company’s then current payroll practice, for a period of six months (the “Severance Period”) following the date of termination. The first Severance Payment will be made to the Employee on the first regular payroll date following the Release Effective Date. Any payment made to Employee in accordance with this Section 3 shall be made only to the extent the General Release set forth in Section 4 becomes irrevocable in accordance with Section 4(c)(6).

               b.       Employee will be entitled to continuation of medical, dental and vision insurance, if he timely elects to continue coverage under COBRA. If Employee timely elects to continue coverage under COBRA, the Company will pay the medical, dental and vision insurance premiums for a period equal to that of the severance period. Employee will not accrue any additional benefits, including but not limited to, vacation, holiday pay or stock option vesting during the Severance Period.

     4.       Release of the Company.

               a.       General Release. Employee hereby releases and forever discharges the Company, its parents, subsidiaries, affiliates, and their respective representatives, predecessors, successors, assigns, shareholders, members, partners, officers, directors, employees, accountants, insurers, lawyers, agents and all persons acting in concert with them (the “Company Releasees”), of and from any and all manner of action or actions, causes or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which he now has or may hereafter have against the Company Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to the Date of this Agreement except as expressly provided herein. The Claims released hereunder include, without limitation, any alleged breach of any employment agreement; any alleged breach of any covenant of good faith and fair dealing, express or implied; any alleged torts or other alleged legal restrictions relating to Employee’s employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, and the California Labor Code, which concern his employment or termination thereof. This General Release shall not apply to Employee’s right to receive the benefits provided for in this Agreement; or rights to 401(k) plan and/or employee welfare benefits that have vested and accrued prior to the Date of Termination.

               b.       Release of Unknown Claims.

     EMPLOYEE ACKNOWLEDGES THAT HE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

EMPLOYEE BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

               c.       Release of Age Discrimination Claims. Employee agrees and expressly acknowledges that this General Release includes a waiver and release of all claims that Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

                         (1)       That this section and this Agreement are written in a manner calculated to be understood by Employee.

                         (2)       The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Employee signs this Agreement.

                         (3)       This Agreement provides for consideration in addition to anything of value to which Employee is already entitled.

                         (4)       Employee is advised to consult an attorney before signing this Agreement.

                         (5)       Employee is granted forty-five (45) days after Employee is presented with this Agreement to decide whether or not to sign this Agreement. If Employee executes this Agreement prior to the expiration of such period, Employee does so voluntarily and after having had the opportunity to consult with an attorney.

                         (6)       Employee may revoke this Agreement within seven (7) days of execution of the Agreement by Employee. Unless revoked by Employee, this General Release shall become irrevocable upon the expiration of such 7-day period (“Release Effective Date”). In the event of such a revocation, Employee shall not be entitled to the consideration for this General Release set forth in Sections 3 and 4.

               d.       No Assignment of Claims. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim which Employee may have against the Company Releasees, and Employee agrees to indemnify and hold the Company Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such Party.

               e.       No Suits or Actions. Employee has not filed any claims, actions or charges against the Company Releasees. Employee agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit: arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Company Releasees any of the Claims released hereunder, then he will pay to the Company Releasees, in addition to any other damages caused thereby, all attorneys’ fees incurred by the Company Releasees in defending or otherwise responding to said suit or Claim; provided, however, that the requirement of payment of fees and/or damages shall not apply to claims or a challenge to the release of claims under the Age Discrimination in Employment Act.

     5.       Terminated Agreements. The offer of employment letter dated September 2, 2003 entered into between the employee and the Company (the “Terminated Agreement”), is hereby terminated in its entirety and the obligations of the Parties thereunder are hereby terminated. Employee waives any and all rights, claims, benefits and awards under the Terminated Agreement and releases the Company from liability for any and all rights, claims, benefits or awards due Employee thereunder. Employee further acknowledges and agrees that the Terminated Agreement shall have no further force and effect.

     6.       Confidentiality of the Agreement. The Parties and their respective agents, representatives, shareholders, officers, directors, attorneys, employees, assigns, subsidiaries, affiliates, related companies, parent companies, partners, partnerships, insurers, and predecessor or successor companies shall maintain in strict confidence and shall not disclose the contents of this Agreement (including the consideration received hereunder). Notwithstanding the foregoing, such information may be disclosed by a party (a) in a legal action or proceeding to prove, interpret, or enforce this Agreement; (b) by order of a court of competent jurisdiction; and (c) to its own employees, outside accountants, financial advisors, lawyers, lenders, potential lenders, insurers, or shareholders and taxing authorities to the extent necessary to permit such individuals or entities to perform required tax, accounting, insurance, financial, legal, or administrative tasks or services.

     7.       Surviving Agreements. Nothing contained in this Agreement is intended to or shall be construed to release or waive any rights of the parties under any agreement restricting solicitations of customers or employees of the Company, or concerning the intellectual property of the Company.

     8.       No Admission. Employee further understands and agrees that neither the payment of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability whatsoever by the Company Releasees.

     9.       Acknowledgment. Employee represents and warrants that he has read this Agreement, that Employee has had adequate time to consider it; understands the meaning and application of this Agreement; and has signed this Agreement knowingly, voluntarily and of his own free will with the intent of being bound by it.

     10.       Severability; Modification of Agreement. If any provision of this Agreement shall be found invalid or unenforceable in whole or in part, then such provisions shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement as such circumstances may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

     11.       Return of Company Property. On or before the Date of this Agreement, Employee shall return all Company property in his possession.

     12.       No Solicitation. For a period of twelve (12) months after the Date of this Agreement, Employee shall not solicit, induce or encourage any of the Company’s employees, agents, independent contractors or consultants to end their relationship with the Company, or recruit, hire or otherwise induce any such person to perform services for Employee, or any other person, firm or company.

     13.       No Disparagement. The Parties shall not make any disparaging or derogatory comments concerning each other. The Parties shall further refrain from making any derogatory or disparaging comments toward other Company employees, consultants or independent contractors.

     14.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder may be assigned to any party by the Company or Employee without the prior written consent of the other party hereto.

     15.       Headings. The headings in this Agreement are for convenience only, and shall not be given any affect in the interpretation of this Agreement.

     16.       Waiver. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. The failure of a party to insist upon strict performance of any provision of this Agreement in anyone or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

     17.       Entire Agreement; No Oral Modification. This is the entire agreement between the parties with respect to the subject matter hereof. Employee represents and warrants that no promise or inducement has been offered or made except as set forth herein and that the consideration stated herein is the sole consideration for this Agreement. Any other promises, written or oral, are replaced by the provisions of this document, and are no longer effective unless they are contained in this document. This Agreement may not be modified other than in a writing executed by both parties and stating its intent to modify or supersede this Agreement.

     18.       Choice of Law. The parties agree that this Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.

     19.       Arbitration. Any dispute or controversy arising under or in connection with this agreement shall be determined at the option of either party by binding arbitration in the County of Alameda, California, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that to the extent such rules conflict with applicable law as to the requirements to enforce this arbitration agreement, that shall be read to conform to applicable law to the extent required for enforcement of this arbitration agreement. The Arbitrator may award costs and fees in accordance with applicable law, however, in no event shall Employee be required to incur any costs unique to arbitration. The Arbitrator’s Award shall be in writing. Judgement may be entered on the arbitrator’s award in any court having jurisdiction. The parties hereby waive any right to a jury trial as to any claim subject to this arbitration provision.

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20.       Counterparts; Fax Signatures. This Agreement may be executed in counterparts. The parties may execute faxed copies of this Agreement, and faxed signatures may be relied upon by either party.

R. Jerald Beers	Questcor Pharmaceuticals, Inc.

/s/ R. JERALD BEERS	By: /s/ FREDRIC I. STORCH

Date: March 26, 2005	Title: Sr. Director, Human Resources & Administration

Date: March 28, 2005